Exhibit 99.1

News Release: For Immediate Release

For additional information, contact:

Investors / Trade / Media

Brian Cooper

Chief Financial Officer

Westell Technologies, Inc.

630.375.4740

BCooper@westell.com

Westell Technologies Board Elects New Independent Director

AURORA, IL, January 22, 2010 – Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband products, outside plant telecommunications equipment and conferencing services, today announced that the Board of Directors increased the size of the Board and elected Dennis O. Harris to fill this newly created directorship position.

Mr. Harris completed a nearly 38-year telecommunications career in 2002 as the President of Network Services at SBC Midwest, now a part of AT&T, which provides voice, video, data and broadband delivery services. Mr. Harris possesses a great depth of knowledge of the telecommunications industry and its participants, as well as extensive experience in the areas of operations, sales, customer service, and human resources. He remains active in the industry and continues in advisory roles to a number of companies.

Mr. Harris holds a Bachelor’s degree from Texas A&M University - Commerce and has completed executive programs at Babson College and at Duke University’s Fuqua School of Business. He currently serves on the boards of London Medical Management and The R.J. Carroll Company. Mr. Harris has been active in community service and has served on the board of the North Texas Minority Business Development Council and the American Red Cross of Dallas.

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and Conference Plus, Inc. Westell, Inc. designs, distributes, markets and services a broad range of broadband customer-premises equipment, digital transmission, remote monitoring, power distribution and demarcation products used by telephone companies and other telecommunications service providers. Conference Plus, Inc. is a leading global provider of audio, web, video and IP conferencing services. Additional information can be obtained by visiting http://www.westell.com and http://www.conferenceplus.com.